Exhibit 99.1 Press release dated March 10, 2003.

From:      ECSI INTERNATIONAL, INC.
           790 Bloomfield Avenue, Bldg. C, Suite 1,
           Clifton, NJ 07012
           Tel: (973) 574-8555 Fax: (973) 574-8562; ecsi@anti-terrorism.com

Contact:   Rubenstein Associates, Inc
           Juda S. Engelmayer, 212 843 8294; 917 733 3561; jengel@rubenstein.com

               Electronic Control Security Inc. Announces Dividend
                     on Series A Convertible Preferred Stock

CLIFTON, N. J. March 10, 2003 - The Board of Directors of Electronic Control Security Inc. (OTCBB: EKCS) declared the accrued dividend on outstanding shares of Series A Convertible Preferred Stock for the four quarters from issuance through March 14, 2003. The dividend is payable on March 31, 2003 in shares of common stock.

Holders of shares of Series A Convertible Preferred Stock will receive 0.1 shares of Electronic Control Security Inc common stock for each share of Preferred Stock held through March 14, 2003 (or a pro rata portion of the declared accrued dividend through the last day of the quarter preceding the date on which a holder converted the preferred stock into common stock). ECSI's certificate of incorporation provides that holders of the Preferred Stock are entitled to receive a quarterly accrued dividend computed at the rate of $0.20 per share per annum, payable in cash or shares of common stock valued at a price of $2.00 per share, when, as and if declared by the Board of Directors.

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ECSI designs, manufactures and markets physical electronic security systems for high profile, high threat environments. The employment of Risk, Threat and Vulnerability Assessment with Risk Analysis allows ECSI to determine and address the security needs of government installations, business organizations and corporate executives.

Additional information about ECSI `s product line and a partial list of completed projects may be viewed on the Company's web site at www.anti-terrorism.com.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied as the result of a variety of factors, of which a number could be potentially beyond the Company's control. The Company's actual results and events will be expressed from time to time in the Company's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. The forward-reaching statements contained herein are made only as of the date of this press release and the Company assumes or undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.